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                                                                     EXHIBIT 3.3

                                   AMENDMENTS
                                     TO THE
                           BY-LAWS OF GTE CORPORATION
                           EFFECTIVE JANUARY 15, 1998

     Section 9 of the By-Laws of the Corporation is amended, effective for all meetings of shareholders of the Corporation following the 1998 Annual Meeting of Shareholders, by deleting the first paragraph thereof in its entirety and replacing it with the following paragraph:

     SECTION 9. INTRODUCTION OF BUSINESS AT A MEETING OF STOCKHOLDERS. At an annual or special meeting of stockholders, only such business shall be conducted, and only such proposals shall be acted upon, as shall have been properly brought before an annual or special meeting of stockholders. To be properly brought before an annual or special meeting of stockholders, business must be (i) in the case of a special meeting, specified in the notice of the special meeting (or any supplement thereto) given by or at the direction of the Board, or (ii) in the case of an annual meeting, properly brought before the meeting by or at the direction of the Board, or otherwise properly brought before the annual meeting by a stockholder. For business to be properly brought before an annual meeting of stockholders by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the date of the annual meeting; provided, however, that if less than 100 days' notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice by the stockholder to be timely must be so delivered or received not later than the close of business on the 10th day following the earlier of (i) the day on which such notice of the date of the meeting was mailed or (ii) the day on which such public disclosure was made.

     Section 22 of the By-Laws of the Corporation is amended, effective for all meetings of shareholders of the Corporation following the 1998 Annual Meeting of Shareholders, by deleting the first paragraph thereof in its entirety and replacing it with the following paragraph:

     SECTION 22. NOMINATION OF DIRECTORS. Only persons nominated in accordance with the procedures set forth in this Section shall be eligible for election as directors. Nominations of persons for election to the Board may be made at a meeting of stockholders (i) by or at the direction of the Board, or (ii) by any stockholder of the Corporation entitled to vote for the election of directors at such meeting who complies with the notice procedures set forth in this Section
22. Such nominations, other than those made by or at the direction of the Board, shall be made pursuant to timely notice in writing to the Secretary of the Corporation. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the date of a meeting; provided, however, that if fewer than 100 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so delivered or received not later than the close of business on the 10th day following the earlier of (i) the day on which such notice of the date of such meeting was mailed or (ii) the day on which such public disclosure was made.